Exhibit 10

June 29, 2001

Glenn Smith
President
Access Power, Inc.
10033 Sawgrass Dr W
Ponte Vedra Beach, FL 32082

Dear Glenn:

Please allow this letter and the attached Schedules A & B to serve as the entire agreement between Access Power, Inc. (the Company), Howard L. Kaskel (the Employee), and Tatum CFO Partners, LLP (Tatum CFO).

This letter creates an employment relationship between the Employee and the Company. This is for the benefit of the Company and to ensure its absolute control of the Employee in the exercise of his or her employment.

For the services of the Employee, the Company agrees to pay $7,200.00 per month plus any earned bonus(es), as set forth in Schedule A, which also includes other related employment terms.

Tatum CFO’s obligation is to make the Employee available to the Company and to make our resources available to the Employee. Since we do not have a direct relationship with the Company and the Company controls and directs the Employee, Tatum CFO cannot and does not assume the same risks we might assume if we directly supervised the Employee. Schedule B sets forth provisions dealing with the limitation of liability of Tatum CFO. This allows Tatum CFO to provide this unique relationship that offers the value of a traditional employment relationship and the resources and benefits of our national CFO firm.

The Company may for any reason and with 30 days prior written notice to the Employee and Tatum CFO, terminate the Employee "at will". Likewise, Tatum CFO or the Employee may terminate this letter agreement for any reason with 30 days prior written notice to the Company, and immediately if the Company has not remained current in its obligations under this letter or if the Company engages in or asks the Employee to engage in illegal or unethical conduct.

Any disputes between the Company and Tatum CFO (whether or not it includes the Employee as a party) shall be resolved by binding arbitration in Orlando, FL under the rules of the American Arbitration Association and governed by Florida law.

The terms of this letter agreement are severable and may not be amended except in a writing signed by the parties. Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

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We look forward to continue to serve you.

Sincerely yours,

TATUM CFO PARTNERS, LLP /s/ Richard D. Hissam (Signature) Richard D. Hissam (Print name) Area Partner For TATUM CFO PARTNERS, LLP	EMPLOYEE /s/ Howard L. Kaskel (Signature) Howard L. Kaskel (Print name)

Acknowledged and agreed by:

Access Power, Inc.

By:    /s/ Glenn A. Smith

Its:     President

Date:      7-11-01

SCHEDULE A

  Term of Employment

  Employee will work two days per Week beginning July 1, 2001("Effective Date").

  Costs

  Employee will be paid a Monthly Salary ("Salary") of $6,000.00 and Tatum CFO will be paid a Resource Fee ("Fee") of $1,200.00.

  Salary and Fee for the first month will be prorated based upon the number of normal workdays remaining in the month.

  The rate for additional days (beyond the designated number of days per week or month) is $1,000.00 as Salary and $200.00 as Fee.

  The Salary and Fee shall be subject to adjustment annually or at the time the Company makes any adjustments or if the Company does not do so, at the time Tatum CFO makes its rate adjustments.
  Payments

  The Salary will be processed through payroll and paid at the same time as other employees.

  Tatum CFO will invoice the Fee and it will be due by the 10th day of the month for which amounts are invoiced.

  Incentive Cash Bonus, Stock, or Warrants/Options

  The Employee will be granted Stock Options at least on par with the other members of the executive team, such as the CEO and COO.

  Survival of Bonus Provisions

  The provisions concerning the bonus in this Schedule A will survive any cancellation of this Agreement.

  Employee Benefits

  The Employee will be eligible for vacation and holidays consistent with the Company’s policy as it applies to senior management and the Employee will be exempt from any delay periods required for eligibility.

  The Company will promptly reimburse the Employee for all out-of-pocket business expenses.

  The Employee elects not to participate in the Company’s employee retirement plan or any other employee benefit plan, and waives any coverage that may otherwise exist. The Company will not include Employee as a participant in any such plan, unless required to do so by law for plan qualification. However, notwithstanding the foregoing, Employee may participate in the Company’s 401(k) plan at the Company’s option.

  Termination

  If the Salary and Fee are structured on a monthly basis (versus daily or weekly), upon termination, the Salary and Fee shall be prorated based on the number of days Employee provided services in the month of termination.

  If Employee is terminated within 90 days of the Effective Date, the following amounts shall be due to Employee and Tatum CFO, respectively, 10 days after the last day of Employee’s employment.

  Salary $6,000.00

  Fee $1,200.00

  Cancellation

  In the event this Agreement is canceled: After 6 months of employment, the Employee and Tatum CFO will receive payments equal to one month’s Salary and one month’s Fee, respectively. After 12 months of employment, the Employee and Tatum CFO will receive payments equal to two months’ salary and two month’s Fee, respectively. For every additional period of 6 months’ employment, the Employee and Tatum CFO will receive an additional month’s Salary and Fee payment, respectively, provided that the payment will be limited to a maximum of 6 months’ Salary and Fee.

  Other Terms

For Employee’s protection, the following shall apply:

The Employee and Tatum CFO must receive written evidence that the Company maintain adequate director and officer insurance to cover the Employee at no additional cost to the Employee or Tatum CFO.

Employee may sign federal or state securities filings and reps and warranties on behalf of the Company, but only if Employee and Tatum CFO receives written evidence that, in signing such filings, reps and warranties, he or she is covered by applicable adequate insurance (whether director and officer insurance or a special policy) maintained by the Company at no additional cost to Employee or Tatum CFO.

If the Company requests, Employee will serve as an officer of the Company, but only if (i) Employee is duly elected as an officer by the Company’s Board of Directors and (ii) Employee and Tatum CFO has received written evidence that he or she is covered as an officer by the director and officer insurance maintained by the Company at no additional cost to Employee or Tatum CFO.

SCHEDULE B

The following provisions are aimed exclusively at limiting the liability of Tatum CFO for the reasons stated in the first page of this letter agreement. Note that these provisions do not affect any traditional employer remedies against an employee.

  Tatum CFO does not make any representations or warranties concerning Employee’s services. The Company is solely responsible for directing Employee as it would any other employee and for evaluating, managing and using Employee’s services. Tatum CFO makes no representation or warranty as to the accuracy or reliability of reports, projections and/or forecasts and will not be held liable for any claims of reliance on such reports, projections and/or forecasts. Tatum CFO will not be liable for any non-compliance with federal, state or local laws or regulations.
  The Company may pursue against Employee any remedies the Company may have under this letter agreement or at law for breach by Employee of his or her duties to the Company. The Company agrees that, absent Tatum CFO’s breach of express obligations under this letter agreement, Tatum shall have no liability to the Company or third parties based on Employee’s breach of duties that Employee owes to the Company or third parties.
  The Company agrees to indemnify Tatum CFO to the full extent permitted by law for any losses, costs, damages and expenses, including reasonable attorneys’ fees, as such are incurred, in connection with (i) any cause of action, suit or other proceeding arising in connection with Tatum CFO’s engagement by the Company under this letter agreement, Employee’s employment with the Company or the provision of services by Employee, and (ii) any legal proceeding in which Tatum CFO may be required or agree to participate, but in which Tatum CFO is not a party.
  If the Company and Tatum CFO are defendants in any action, suit, or other proceeding, the defense of Tatum CFO will be represented by counsel selected by the Company, unless upon advice of Tatum CFO’s counsel, Tatum CFO will not be adequately represented by the Company’s counsel because of a conflict of interest or inability to present a defense that would otherwise be available to us if separately represented, in which case Tatum CFO may be represented by counsel of its own choosing.
  The Company agrees that with respect to any claims the Company may assert against Tatum CFO in connection with this letter agreement or the relationship arising hereunder, Tatum CFO’s total liability, including with respect to its indemnification obligations, shall not exceed: (i) for claims based on events arising during the first six months from the Effective Date, two months of Fees earned by Tatum CFO; and (ii) for claims based on events arising after the first six months from the Effective Date, four months of Fees earned by Tatum CFO.
  As a condition for recovery of any liability, the Company must give Tatum CFO written notice of the alleged basis for liability within 30 days of discovering the circumstances giving rise to such alleged liability.
  Tatum CFO shall not be liable in any event for incidental or consequential damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.